                                                                    Exhibit 2(b)

                         CAPITAL CONTRIBUTION AGREEMENT

         AGREEMENT dated as of October 9, 1996 between AMSCAN HOLDINGS, INC. a Delaware corporation ("Amscan")and MESSRS. ALLAN J. KAUFMAN, ARTHUR J. KAUFMAN and MICHAEL F. HODGES (collectively referred to herein as the "AM-SOURCE SHAREHOLDERS" and MESSRS. ARTHUR J. KAUFMAN and MICHAEL F. HODGES referred to herein as the "OPERATING SHAREHOLDERS") being the owners of record of fifty (50%) percent of the issued and outstanding stock of AM-SOURCE, INC., a Rhode Island corporation ("Am-Source").

         WHEREAS, AMSCAN wishes to acquire and the AM-SOURCE SHAREHOLDERS wish to transfer all of the issued and outstanding stock of AM-SOURCE owned by them in a transaction which with certain other simultaneous transfers is intended to result in the tax-free incorporation of AMSCAN within the meaning of IRC
Section 351, as amended; and

         NOW, THEREFORE, AMSCAN and the AM-SOURCE SHAREHOLDERS agree as follows:

                          SECTION 1 - EXCHANGE OF STOCK

         1.1 ESCROW. On the date this Agreement is executed by the parties, each of the AM-SOURCE SHAREHOLDERS shall surrender to the Escrow Agent the certificate or certificates theretofore representing all of the outstanding shares of AM-SOURCE common stock owned by them endorsed in blank or accompanied by stock powers executed in blank, with all signatures guaranteed by a national bank and with all necessary transfer tax and other revenue stamps affixed. The AM-SOURCE SHAREHOLDERS hereby irrevocably instruct the Escrow Agent to deliver the shares of AM-SOURCE held in escrow to AMSCAN on the Closing Date whereupon such shares will be converted by AMSCAN into that number of shares of AMSCAN determined by dividing the price at which the AMSCAN shares will be issued to the public pursuant to the Underwriting Agreement (described below) into Seven Million Five Hundred Thousand and N0/100 ($7,500,000.00) Dollars. For example, if the price at which AMSCAN shares will be offered to the public pursuant to the Underwriting Agreement equals Fifteen and N0/100 ($15.00) Dollars per share, then AMSCAN will on the Closing Date issue Five Hundred Thousand (500,000) shares of AMSCAN stock to the AM-SOURCE SHAREHOLDERS to be divided among such shareholders in proportion to the number of shares of AM-

SOURCE delivered by each shareholder to the Escrow Agent as specified in Exhibit A annexed hereto and made a part hereof. Notwithstanding such escrow, the AM-SOURCE SHAREHOLDERS shall retain all voting rights and all rights to all dividends and other distributions with respect to the escrow shares of AM-SOURCE. The parties hereto designate the law firm of Kurzman & Eisenberg to be the Escrow Agent.

         1.2 CLOSING DATE. The "Closing Date" or the "Closing" shall occur immediately before the Underwriting Agreement between Goldman Sachs & Co. and Alex. Brown & Sons (the "Underwriters") and AMSCAN to offer shares of AMSCAN in the public market (the "Underwriting Agreement") is executed and becomes effective.

         1.3 FRACTIONAL SHARES. No fractional shares of AMSCAN common stock shall be issued to any shareholder of AM-SOURCE hereunder, and any fractional share to which any shareholder would otherwise be entitled shall be rounded off to the nearest whole share.

         1.4 FINAL TERMINATION. In the event that the escrow created by this Agreement is not otherwise terminated on or before two hundred seventy (270) days following the date this Agreement is executed, it shall terminate on the two hundred seventy-first (271st) date after the date this Agreement is executed and the escrow shares shall be released from escrow and distributed to the AM-SOURCE SHAREHOLDERS.

         1.5  RULES APPLICABLE TO ESCROW.

                  (A) The Escrow Agent shall have the right at any time to place the AM-SOURCE shares with the Clerk of a Court of competent jurisdiction and shall give Notice of such placement to the parties. Upon such placement or other disbursement in accordance with the terms of this Agreement, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

                  (B) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience and that the Escrow Agent shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent. AMSCAN and the AM-SOURCE SHAREHOLDERS jointly and severally agree to defend, indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses (including reasonable attorneys' fees) incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by the Escrow Agent in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.

                  (C) The Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel, which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

                  (D) The Escrow Agent acknowledges receipt of the AM- SOURCE shares and the Escrow Agent's agreement to the provisions of this Paragraph by signing in the place indicated on the signature page of this Agreement.

                  (E) The Escrow Agent or any member of its firm shall be permitted to act as counsel for AMSCAN in any dispute between the parties provided the Escrow Agent places the AM-SOURCE shares with the clerk of a court of competent jurisdiction as provided in subparagraph (A) of this Paragraph 1.5.

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Operating Shareholders represent and warrant that:

         2.1 CORPORATE STATUS. AM-SOURCE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Rhode Island and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         2.2 CAPITALIZATION. The authorized capital stock of AM- SOURCE consists of 1,000 shares of no par value common stock, of which 120 shares are issued and outstanding, all fully paid and nonassessable owned by the shareholders listed in Exhibit A..

         2.3 SUBSIDIARIES. AM-SOURCE has no subsidiaries.

         2.4 FINANCIAL STATEMENTS. AM-SOURCE'S balance sheets as of December 1993, 1994 and 1995, and the related statements of income and retained earnings for the years then ended, all certified by Sparrow, Johnson & Ursillo, Inc., and the unaudited balance sheet and related statement of income and retained earnings for the period ended June 30, 1996, copies of which have been delivered by AM-SOURCE to AMSCAN, fairly present the financial condition of AM-SOURCE as of said dates and the results of its operations for the periods then ended, in conformity with generally accepted accounting principles consistently applied for the periods covered.

         2.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in AM-SOURCE'S balance sheet as of June 30, 1996, AM-SOURCE did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise).

         2.6 ABSENCE OF CERTAIN CHANGES. Except as heretofore disclosed in writing by AM-SOURCE to AMSCAN there has been no material adverse change in the business, properties, or financial condition of AM-SOURCE since June 30, 1996.

         2.7 LITIGATION, AND SO FORTH. Except as heretofore disclosed in writing by AM-SOURCE to AMSCAN, there is no litigation, proceeding, or investigation pending or, to the knowledge of AM-SOURCE, threatened against AM-SOURCE.

         2.8 CONTRACTS. Except as heretofore disclosed in writing by AM-SOURCE to AMSCAN, AM-SOURCE is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

         2.9 TITLE. AM-SOURCE has good and marketable title to all assets included in the balance sheet of AM-SOURCE as of June 30, 1996, other than property disposed of in the ordinary course of business, after said date. Except as heretofore disclosed in writing by AM-SOURCE to AMSCAN, the properties of AM-SOURCE are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of AM-SOURCE.

         2.10 TAX RETURNS. The provisions for federal and state taxes reflected in the financial statements referred to in Section 8.4 hereof are adequate to cover any such taxes that may be assessed against AM-SOURCE in respect of its business and its operations during the periods covered by said financial statements and all prior periods. AM-SOURCE has filed all required federal, state or local tax returns of any kind or nature by the due date of any applicable tax return except to the extent it has obtained extensions of time for filing authorized by law. There are no pending audits of any of AM-SOURCE'S tax returns and except as heretofore disclosed in writing, there are no outstanding liabilities for taxes of any kind for which the due date of payment has passed.

         2.11 NO VIOLATION. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease or agreement, or any order, judgment, decree, law, or regulation to which any property of AM-SOURCE is subject or by which AM-SOURCE is bound, except for breaches or defaults that in the aggregate would not have a materially adverse effect on AM-SOURCE'S properties, business operations, or financial condition.

         2.12 EMPLOYEE PLANS. AM-SOURCE does not maintain for the benefit of its employees any "employee benefit plans" as defined in Section3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other profit sharing, deferred compensation, bonus, stock option, stock purchase, or employee benefit plans or arrangements, except for a 401(k) and profit sharing plan (the "Am-Source 401(k) Plan"). AM-SOURCE will make available to AMSCAN a true and complete copy of the Am-Source 401(k) Plan and any related funding agreements, including all amendments, supplements and modifications thereto all of which are legally valid and binding and in full force and effect and not in default in any respect. AM-SOURCE will also make available to AMSCAN a true and complete copy of the most recent annual report for the Am-Source 401(k) Plan and the I.R.S. determination letter, if any, for the Am-Source 410(k) Plan and each amendment thereto. All contributions required to be made to the Am-Source 401(k) Plan under the terms of that Plan by ERISA or other applicable law have been timely made. The Am-Source 401(k) Plan complies currently and has complied in the past, in form and in operation with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (the "Code"), and other applicable law in all material respects. AM-SOURCE will make any amendments required to be made to the Am-Source 401(k) Plan to comply with applicable legislation prior to the Effective Date. There have been no "prohibited transactions" (as defined in Code
Section 4975(c)(1) that would subject the Am-Source 401(k) Plan, any fiduciary thereof or any party dealing with the Am-Source 401(k) Plan to the tax on prohibited transactions imposed by Code Section 4975 or to a civil penalty imposed by Section 502 of ERISA. No event that constitutes a "Reportable Event" as defined in Section 4043 of ERISA has occurred with respect to the Am-Source 401(k) Plan or any plan maintained by AM-SOURCE. There are no issues or disputes with respect to any AM-SOURCE benefit plan or the administration thereof currently existing between any trustee or other fiduciary thereunder, AMSCAN and any governmental agency, employee, former employee or beneficiary of any employee or former employee of AM-SOURCE.

         2.13 ENVIRONMENTAL MATTERS. Except as heretofore disclosed by AM-SOURCE to AMSCAN in writing, to the best of our knowledge there are no hazardous materials (as defined by federal, state or local law) on the premises occupied by AM-SOURCE, except those in compliance with all applicable federal, state or local laws, ordinances, rules and regulations, and neither AM-SOURCE nor any of the AM-SOURCE SHAREHOLDERS has received any notice or advice from any governmental agency or any source whatsoever with respect to Hazardous Materials on, from or affecting the premises occupied by AM-SOURCE.

         2.14 LEASE. The lease dated July 1, 1993 between K.K.H.L.L.C.(formerly K.K.H.Z. Real Estate Corporation) and Am-Source, Inc. with respect to the premises described on Exhibit B attached hereto (the "Lease") is in full force and effect and no event of default has occurred or is continuing with respect to the Lease.

         SECTION 3 - REPRESENTATIONS AND WARRANTIES OF AMSCAN

          AMSCAN represents and warrants that:

         3.1 CORPORATE ORGANIZATION AND GOOD STANDING. AMSCAN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 NO VIOLATION. Consummation of the exchanges contemplated by this Agreement will not constitute or result in breach or default under any provision of any charter, bylaw, indenture, mortgage, lease or agreement or any order, judgment, decree, law or regulation to which any property of AMSCAN is subject or by which AMSCAN is bound, except for breaches or defaults that in the aggregate would not have a materially adverse effect on AMSCAN'S properties, business operations or financial condition.

         3.3 INVESTMENT INTENT. AMSCAN is acquiring the AM-SOURCE shares to be transferred to and under this Agreement for investment and not with a view to the sale or distribution thereof, and AMSCAN has no commitment or present intention to liquidate AM-SOURCE or to sell or otherwise dispose of its stock.

                    SECTION 4 - CONDUCT OF AM-SOURCE PENDING
                                EXCHANGE OF STOCK

         The Operating Shareholders covenant that between the date of this Agreement and the Closing Date:

         4.1 CERTIFICATE OF INCORPORATION AND BYLAWS. No change will be made in AM-SOURCE'S certificate of incorporation or bylaws.

         4.2 CAPITALIZATION AND SO FORTH. AM-SOURCE will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution (other than distributions of any and all previously undistributed S corporation income from AM-SOURCE'S inception through and including the Closing Date provided any such distribution does not violate the terms of any agreement to which AM-SOURCE is a party) or issue, encumber, purchase, or otherwise acquire any of its capital stock.

         4.3 CONDUCT OF BUSINESS. AM-SOURCE will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not, without the written consent of AMSCAN, enter into any material commitment except in the ordinary course of business or increase, directly or indirectly, the compensation of any officer or employee whose annual rate of compensation after the increase will exceed Fifty Thousand and N0/100 ($50,000.00) Dollars.

             SECTION 5 - CONDUCT OF AMSCAN PENDING EXCHANGE OF STOCK

         AMSCAN agrees that it will conduct itself in the following manner pending the closing.

         5.1 CERTIFICATE OF INCORPORATION AND BYLAWS. No change will be made in AMSCAN'S certificate of incorporation or bylaws.

            SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS OF AMSCAN

         All obligations of AMSCAN under this Agreement are subject, at AMSCAN'S option, to the fulfillment, before or at the Closing Date, of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES. The Operating Shareholder's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects and shall survive after the Effective Date.

         6.2 DUE PERFORMANCE. The AM-SOURCE SHAREHOLDERS shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before the Closing Date.

         6.3 OPINION OF COUNSEL. The AM-SOURCE SHAREHOLDERS shall have delivered to AMSCAN an opinion of AM-SOURCE'S counsel, Peabody & Brown, dated as of the Closing, to the effect that (1) the representations in Sections 2.1 and 2.2 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations of Sections 2.5, 2.6, 2.7 or 2.13; and (3) the stock certificates, stock powers, and other instruments delivered to the Escrow Agent as provided in Section 1.1 hereof are proper in form and substance and will vest in AMSCAN good title to all of the AM-SOURCE Shareholder's shares of capital stock of AM-SOURCE, free and clear of all liens, charges, and encumbrances, and not subject to any adverse claims.

         6.4 BOOKS AND RECORDS. The AM-SOURCE SHAREHOLDERS shall have caused AM-SOURCE to make available to AMSCAN all books and records of AM-SOURCE, including minute books and stock transfer records.

         6.5 REVOCATION OF PRIOR AUTHORIZATIONS. The AM-SOURCE Shareholders hereby revoke as of the Closing Date all shareholders' agreements, prior authorizations, powers of attorney, employment agreements, consulting agreements, designations, and appointments relating to the signing of checks, borrowing of funds, access to corporate safe-deposit boxes and other similar matters, to the extent requested by AMSCAN. In addition, the AM-SOURCE Shareholders hereby agree to terminate as of the Closing, the Pledge Agreement dated July 1, 1993 between Arthur J. Kaufman, Allan J. Kaufman, Mike F. Hodges and John Svenningsen.

         6.6 EMPLOYMENT AGREEMENTS. The Operating Shareholders shall have each executed Employment Agreements in the form set forth in Exhibits B and C annexed hereto.

                 SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF THE AM-SOURCE SHAREHOLDERS

         All obligations of the AM-SOURCE SHAREHOLDERS under this Agreement are subject, at their option, to the fulfillment, before or at the Closing Date, of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of AMSCAN contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects.

         7.2 DUE PERFORMANCE. AMSCAN shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by it before the Effective Date.

         7.3 OPINION OF AMSCAN'S COUNSEL. The AM-SOURCE SHAREHOLDERS shall have received an opinion of Kurzman & Eisenberg Counsel for AMSCAN, dated as of the Closing Date, to the effect that (1) the representations of AMSCAN are correct;
(2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in AMSCAN, and (3) the shares of AMSCAN to be issued to the AM-SOURCE SHAREHOLDERS under this Agreement will, when so issued, be validly issued, fully paid and nonassessable.

         7.4 TRANSFER OF SHARES. All of the shares of common stock of AM-SOURCE, INC. owned by any person or persons other than the AM-SOURCE SHAREHOLDERS shall be transferred to AMSCAN on or before the Closing Date.

                           SECTION 8 - INDEMNIFICATION

         8.1  INDEMNIFICATION OF AMSCAN.

                  (a) The Operating Shareholders severally (and not jointly) do hereby indemnify and agree to keep indemnified, AMSCAN against any loss, damage, or expense (including reasonable attorneys' fees) suffered by AMSCAN from (a) any breach by AM- SOURCE of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by the Operating Shareholders or AM-SOURCE herein; provided, however, that AMSCAN shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers loss, damages, and expenses (including reasonable attorney fees) exceeding Twenty Thousand and N0/100 ($20,000.00) Dollars in the aggregate. Subject to the limitations set forth in the preceding sentence, if any one of the AM-SOURCE SHAREHOLDERS takes any action, individually, which will have a material adverse effect on the transactions contemplated by this Agreement, such shareholder shall be solely responsible to indemnify AMSCAN and its other shareholders against any loss, damage or expense (including reasonable attorneys' fees) suffered by AMSCAN and its other shareholders on account of such action. No loss, damage, or expense shall be deemed to have been sustained by AMSCAN to the extent of insurance proceeds paid to, or tax benefits realizable by AMSCAN as a result of the event giving rise to such right to indemnification.

         8.2 INDEMNIFICATION OF AM-SOURCE SHAREHOLDERS. AMSCAN agrees to indemnify the AM-SOURCE SHAREHOLDERS against any loss, damage, or expense (including reasonable attorney fees) suffered by any of the AM-SOURCE SHAREHOLDERS from (1) any breach by AMSCAN of this Agreement or (2) any inaccuracy in or breach of any of AMSCAN'S representations, warranties, or covenants herein.

         8.3 DEFENSE OF CLAIMS. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

                         SECTION 9 - LEASE CONTINUATION

         (a) At the same time that this agreement is executed by the parties hereto, K.K.H.L.L.C., the Landlord under the Lease shall deliver a letter (the "Landlord's Letter") to Amscan containing certain warranties, representations and covenants. A copy of the Landlord's Letter is annexed to this agreement as Exhibit C.

         (b) The Operating Shareholders recognize and acknowledge that Amscan is relying upon the warranties, representations and covenants contained in the Landlord's Letter, and Am-Source and the Operating Shareholders agree that any material breach of any of the warranties, representations or covenants contained in the Landlord's Letter will constitute a default under this Agreement subject to the indemnification provisions of this Agreement.

                            SECTION 10 - TERMINATION

         This Agreement may be terminated (1) by mutual consent in writing; or
(2) by either the AM-SOURCE SHAREHOLDERS or AMSCAN if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by any party, acting alone or in unison with another party, if the Underwriting Agreement has not been executed or the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, within two hundred seventy (270) days of the date this Agreement is executed.

                         SECTION 11 - GENERAL PROVISIONS

         11.1 FURTHER ASSURANCES. At any time, and from time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by any other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         11.2 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         11.3 BROKERS. Except as heretofore disclosed in writing by Am-Source to Amscan, each party represents to the other parties that no broker or finder has acted for it in connection with this Agreement, and agrees to indemnify and hold harmless the other parties against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

         11.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

        IF TO AMSCAN:                    Amscan Holdings, Inc.
                                         80 Grasslands Road
                                         Elmsford, New York 10523
                                         Fax: (914) 345-8145
                                         Attention: John P. Jordan

        WITH A COPY TO:                  Kurzman & Eisenberg
                                         One North Broadway
                                         White Plains, N.Y.  10601
                                         Attn: Sam Eisenberg, Esq.

        IF TO AM-SOURCE:                 Am-Source, Inc.
                                         261 Narragansett Park
                                         Drive
                                         East Providence, Rhode
                                                  Island  02916
                                         Attn:  John Madden
                                         Comptroller
        IF TO ARTHUR J. KAUFMAN
        ALLAN J. KAUFMAN OR
        MICHAEL F. HODGES:               Am-Source, Inc.
                                         261 Narragansett Park
                                                  Drive
                                         East Providence, Rhode
                                                  Island  02916
                                         Attn: Arthur J. Kaufman

        WITH A COPY TO:                  Peabody & Brown
                                         1 Citizens Plaza
                                         Providence, Rhode Island
                                                  02903
                                         Attn: Peter Furness,
                                          Esq.

         11.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties and supersedes and cancels any other agreements, representations, or communication, whether oral or written, among the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         11.6 HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7 ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors, heirs and assigns; provided, however, that any assignment by any party of its rights under this Agreement without the written consent of the other parties shall be void.

         11.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Escrow Agent                                    AMSCAN HOLDINGS, INC.


By:    /S/ JOEL LEVER                  By:         /S/ JOHN SVENNINGSEN
    ------------------------                 ----------------------------------
    Kurzman & Eisenberg

                                                   /S/ ARTHUR J. KAUFMAN
                                             ----------------------------------
                                                ARTHUR J. KAUFMAN

                                                   /S/ MICHAEL F. HODGES
                                             ----------------------------------
                                                MICHAEL F. HODGES

                                                   /S/ ALLAN J. KAUFMAN
                                             ----------------------------------
                                                ALLAN J. KAUFMAN

                                ACKNOWLEDGEMENTS


STATE OF NEW YORK      ]
COUNTY OF WESTCHESTER  ]  ss.:


         On the 9th day of October, 1996 before me personally came John Svenningsen to me known, who, being by me duly sworn, did depose and say that he resides at No.3 Frederick Ct., Harrison, New York 10528 that he is the President of AMSCAN HOLDINGS, INC., the corporation described in and which executed the foregoing instrument, and that he signed his name thereto by order of the board of directors of said corporation.





                                                    /S/ DOROTHY IAMICELI
                                                  ----------------------------
                                                   Notary Public



STATE OF RHODE ISLAND)
                     )ss.:
COUNTY OF PROVIDENCE )


         On the 9th day of October, 1996, before me personally came ARTHUR J. KAUFMAN to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.




                                                      /S/ NORMAN J. MCCARTER
                                                  --------------------------
                                                     Notary Public

STATE OF RHODE ISLAND)
                     )ss.:
COUNTY OF PROVIDENCE )


         On the 9th day of October, 1996, before me personally came MICHAEL F. HODGES to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.



                                                        /s/ NORMAN J. MCCARTER
                                                     --------------------------
                                                     Notary Public





STATE OF RHODE ISLAND)
                     )ss.:
COUNTY OF PROVIDENCE )


         On the 9th day of October, 1996, before me personally came ALLAN J. KAUFMAN to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.



                                                        /s/ Norman J. McCarter
                                                     --------------------------
                                                     Notary Public

                                    EXHIBIT A



Shares of AM-SOURCE, INC. held by AM-SOURCE SHAREHOLDERS and
Delivered to Escrow Agent:



         Allan J. Kaufman                          19
         Arthur J. Kaufman                         22
         Michael F. Hodges                         19
                                                  ---
                            TOTAL                  60
                                                  ===